Exhibit 3.01
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRANSFORMA ACQUISITION GROUP INC.
     Transforma Acquisition Group Inc., a Delaware corporation (“Corporation”), does hereby certify that the following amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 14, 2006 (“Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders.
     As Amended, section (b) of Article Fourth reads as follows:
     ARTICLE FOURTH:
     . . .
     (b) Authorized Shares of Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty-Two Million Five Hundred and Five Thousand (32,505,000), of which:
     (i) Thirty-Two Million Five Hundred Thousand (32,500,000) shares shall be Common Stock of the par value of $0.0001 per share (the “Common Stock”);
     and
     (ii) Five Thousand (5,000) shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”).
     . . .
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of May, 2007 and the foregoing facts stated herein are true and correct.

Transforma Acquisition Group Inc.
By:	/s/ Larry J. Lenhart
Larry J. Lenhart
President and Chief Executive Officer